Exhibit 10.1

UNITED BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 7th day of November, 2013, by and between UNITED BANKSHARES, INC., a West Virginia holding company (the “Company”), and Craige Smith, an Executive of the Company (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is and continues to be a valued Executive of the Company who is a member of a select group of management or a highly-compensated employee of the Company;

WHEREAS, the purpose of this Supplemental Executive Retirement Plan Agreement (“Agreement” or “Executive Plan”) is to further the growth and development of the Company by providing the Executive with a supplemental retirement payment or payments, and thereby encouraging executive retention and the Executive’s continued productive efforts on behalf of the Company;

WHEREAS, it is the desire of the Company and the Executive to enter into this Agreement under which the Company will agree to make a certain payment or payments to the Executive at retirement or to the Executive’s Beneficiary in the event of the Executive’s death pursuant to this Agreement;

ACCORDINGLY, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits; and

THEREFORE, it is agreed as follows:

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide supplemental retirement benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Code” means the Internal Revenue Code of 1986, as amended.

1.2 “Disability” – a Participant shall be considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A.

1.3 “Early Termination” means the Termination of Employment before Normal Retirement Age and before Disability, and for reasons other than death, Disability, or Termination for Cause.

1.4 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.5 “Effective Date” means January 1, 2014.

1.6 “Normal Retirement Age” means the Executive’s 65th birthday.

1.7 “Normal Retirement Date” means the later of Normal Retirement Age or Termination of Employment.

1.8 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence January 1, 2014.

1.9 “Specified Employee” means, in the case of Executive, if Executive shall meet the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder), that Executive shall, in such event, for purposes of this Agreement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.

1.10 “Termination for Cause” shall be defined as set forth in Article 5.

1.11 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company, provided however, that the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract and provided further that if the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the terms “Termination of Employment” shall mean “Separation from Service” hereunder and such terms shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and applicable regulations and guidance issued thereunder, which is incorporated herein by reference as if set forth in full.

Article 2

Benefits During Lifetime

2.1 Normal Retirement Benefit. Subject to the provisions of Section 2.4, upon Termination of Employment on or after Normal Retirement Age, for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $50,000 (Fifty Thousand Dollars). Any amendment to this subparagraph 2.1.1, including but not limited to any increase, in the sole discretion of the Company’s Board of Directors, in the annual benefit under this Section 2.1.1 shall require a written amendment to this Agreement, and shall be subject to the restrictions on amendment set forth in Article 7 of this Agreement.

2.1.2 Payment of Benefit. Subject to the provisions of Section 2.4, the Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the first day of the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for a period of 15 years.

2.2 Early Termination Benefit. Subject to the provisions of Section 2.4, upon Early Termination prior to Disability, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the dollar amount equal to the Amount of Benefit defined in Section 2.1.1, subject to the following vesting schedule, for the Plan Year ending immediately prior to the Early Termination Date, plus a prorated vesting percentage to the month in which Early Termination occurs:

Plan Year	Vested Percentage
1	33 and 1/3
2	66 and 2/3
3 or greater or attainment of Normal Retirement Age, whichever is earlier	100

2.2.2 Payment of Benefit. Subject to the provisions of Section 2.4, the Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with first day of the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

2.3 Disability Benefit. If the Executive is Disabled prior to Normal Retirement Age and prior to Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the dollar amount equal to the Amount of Benefit defined in Section 2.1.1, subject to the following vesting schedule, for the Plan Year ending immediately prior to the date on which Disability occurs, plus a prorated vesting percentage to the month during which Disability occurs:

Plan Year	Vested Percentage
1	33 and 1/3
2	66 and 2/3
3 or greater or attainment of Normal Retirement Age, whichever is earlier	100

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the first day of the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

2.4 Six Month Delay for Payment After Termination of Employment or Separation from Service of Any Specified Employee. Notwithstanding the provisions of Section 2.1, 2.2 or any other provision of this Agreement, if any payment is to be made under Section 2.1, 2.2 any other provision of this Agreement, to Executive upon or based upon Termination of Employment or Separation from Service other by death, in the event that Executive is a Specified Employee on the date of the Executive’s Termination of Employment or Separation from Service, and such payment is to be made to Executive upon or within six months after Executive’s Termination of Employment or Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Termination of Employment or Separation from Service of Executive (other than by death,) provided further, however, that in the case of any monthly installments to be paid upon or based upon Termination of Employment or Separation from Service other than by death, if any such monthly installments are to be paid on or before the date which is six months after Executive’s Termination of Employment or Separation from Service, other than by death, (in the event that Executive is a Specified Employee on the date of Executive’s Termination of Employment or Separation from Service other than by death,) the first such installment shall be paid on the date which is six months after such Separation from Service or Termination of Employment of Executive (other than by death,) with the monthly installments to continue thereafter. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment upon or based upon Separation from Service or Termination of Employment may be made under this Agreement before the date that is six months after the date of Separation from Service or Termination of Employment, or, if earlier, the date of death, of Executive in the event that Executive is a Specified Employee on Executive’s of Separation from Service or Termination of Employment.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, and is entitled to a benefit under Article 2 of this Agreement, the Company shall pay the same benefit payments and for the same period of time as provided in the Agreement to the Executive’s beneficiary in the amount that the Executive was entitled to as of the date of his death under said Article 2, except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived, except that the provisions of Section 2.4 shall not apply.

3.3 Death After Disability or Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies after Disability or Termination of Employment but prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the earlier of (i) the same time they would have been paid to the Executive had the Executive survived, or (ii) the first day of the month following the date of the Executive’s death, and the provisions of Section 2.4 shall not apply.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, at any time during the 12 calendar months following Termination of Employment and without the prior written consent of the Company (a) engages in or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any Competitive Enterprise; or (b) becomes interested in, directly or indirectly, as a proprietor, partner, officer, director, member, consultant or substantial stockholder, shareholder, or stakeholder, any Competitive Enterprise. For purposes of this provision, the term “Competitive Enterprise” is defined as any business organization, company, corporation, partnership or business entity or enterprise of any type that (a) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment; and (b) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

For purposes of this Section 5.3, the following definitions shall apply:

(a) “Change of Control” means (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), or of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

(b) “Competitive Enterprise” means any business, organization, company, corporation, partnership or business entity or enterprise of any type that (i) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment, and (ii) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

(c) “Good Reason” means a Change of Control in the Company and as a direct result thereof prior to the expiration of thirty-six months after consummation of a Change of Control, there is: (i) a decrease in the total amount of the Executive’s base salary below its level in effect on the date of consummation of the Change of Control, without the Executive’s consent; or (b) a material reduction in the importance of the Executive’s job responsibilities, without the Executive’s consent; or (ii) a geographical relocation of the Executive to an office more than 50 miles from the Executive’s location at the time of the Change of Control, without the Executive’s consent.

(d) “Wrongful Termination” means Executive’s Termination of Employment by the Company for any reason other than Termination for Cause or the death or Disability of Executive prior to the expiration of thirty-six (36) months after consummation of the Change of Control.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

In the case of a claim for benefits due to Disability, the Company shall notify the claimant of the Plan’s denial within a reasonable period of time, but not later than 45 days after receipt of the claim by the Company. This period may be extended by the Company for up to 30 days, provided that the Company both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If, prior to the end of the first 30-day extension period, the Company determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Company notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Company expects to render a decision. In the case of any extension hereunder, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures;

(e) In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request; and

(f) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days (180 days for a claim based on the Executive’s Disability) after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

For a claim involving Disability, the following rules shall apply: (i) the review will not give Executive’s deference to the initial adverse benefit determination and will be conducted by the Company or its designee, not including any individual who made the decision to deny benefits, nor the subordinate of such individual who made the decision to deny benefits, (ii) a health care professional with appropriate training and experience in the field of medicine involved and who is neither an individual who was consulted in connection with the denial nor the subordinate of such individual, will be consulted, and (iii) the denial will identify the medical or vocational experts whose advice was obtained in connection with the claim.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days (45 days for a claim involving the Executive’s Disability) after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

In the case of a denial involving a claim for benefits based upon the Executive’s Disability, the claimant will be provided a copy of any internal rule, guideline, protocol or similar criteria relied upon, or a statement that such was relied upon and will be provided, free of charge upon claimant’s request. The written decision on review shall be given to the claimant within the sixty (60) day (or, if applicable, the forty-five (45) day) or extended time limit discussed above. All decisions on review shall be final and binding with respect to all concerned parties.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a); and

(e) In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, provided that with respect to a termination, no acceleration of any benefit shall be permitted hereunder except where the acceleration of the benefit is made pursuant to a termination and liquidation in a manner that would not constitute an impermissible acceleration under Code Section 409A pursuant to Treas. Reg. 1.409A-3(j)(4)(ix) or any similar or successor law, regulation or guidance thereunder of like import.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits.) In addition, notwithstanding the foregoing, and all subject to Section 2.4, (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Article 7 respecting amendment of this Agreement are irrevocable.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment under state law or the terms of any applicable employment contract.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement.

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.

IN WITNESS WHEREOF, the Executive and the Company have signed this Amended and Restated Agreement.

EXECUTIVE:	COMPANY:

UNITED BANKSHARES, INC.

/s/ Craige L. Smith	By	/s/ James J. Consagra, Jr.
	Title	Executive Vice President

BENEFICIARY DESIGNATION

UNITED BANKSHARES, INC.

SALARY CONTINUATION AGREEMENT

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Received by the Company this              day of             , 201    .

By

Title